UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _________________
FORM 8-K
__________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) March 13, 2014
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Matrix Service Company
(Exact Name of Registrant as Specified in Its Charter)
___________________
DELAWARE
(State or Other Jurisdiction of Incorporation)

001-15461	73-1352174
(Commission File Number)	(IRS Employer Identification No.)

5100 E Skelly Dr., Suite 700, Tulsa, OK	74135
(Address of Principal Executive Offices)	(Zip Code)
918-838-8822
(Registrant’s Telephone Number, Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
__________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 13, 2014, Matrix Service Company (the "Company") entered into the First Amendment to the Third Amended and Restated Credit Agreement (the "Amendment"), by and among the Company and certain of its Canadian subsidiaries party thereto, as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other Lenders party to the Credit Agreement and the Amendment (as defined below), which amends the Third Amended and Restated Credit Agreement dated as of November 7, 2011 (the "Credit Agreement"). The Amendment increases the aggregate revolving loan commitments under the Credit Agreement from $125.0 million to $200.0 million and includes an accordion feature pursuant to which the Company, with the approval of the Administrative Agent, may increase the aggregate revolving loan commitments to an amount not to exceed $250.0 million. The Amendment also extends the maturity date of the credit facility from November 7, 2016 to March 13, 2019.
The Amendment amends the Credit Agreement in certain other respects including, but not limited to:

•	The Amendment lowers the additional margin, or “Applicable Rate”, which continues to be based on the Company's Senior Leverage Ratio, as follows:

◦	The Applicable Rate for Alternate Base Rate loans decreases from a range of 0.75% to 1.50% to a range of 0.25% to 1.00%;

◦	The Applicable Rate for Eurodollar Spread loans decreases from a range of 1.75% to 2.50% to a range of 1.25% to 2.00%,

◦	The Applicable Rate for CDOR Rate loans decreases from a range of 1.75% to 2.50% to a range of 1.25% to 2.00%, and

◦	The Applicable Rate for Canadian Prime Rate loans decreases from a range of 2.25% to 3.00% to a range of 1.75% to 2.50%.

•	The Amendment reduces the "Unused Revolving Credit Facility Fee", which continues to be based on the Company's Senior Leverage Ratio, from a range of 0.30% to 0.45% to a range of 0.20% to 0.35%.

•	The Amendment increases the sublimit for Canadian dollar loans from U.S. $15.0 million to U.S. $40.0 million.

•	The Amendment increases the sublimit for swingline loans from $10.0 million to $20.0 million with a $5.0 million Canadian dollar sublimit.

•
The Amendment increases the limit on permitted acquisitions in any one-year period from $25.0 million to $50.0 million in the event (i) the Company's Senior Leverage Ratio would be equal to or greater than 1.0 to 1.0 but less than 1.75 to 1.0 on a pro forma basis as of the last day of the fiscal quarter immediately prior to the acquisition and after giving effect to the consummation of the acquisition and (ii) at least $25.0 million of the revolving loan commitment was unused after consummation of the acquisition. There continues to be no dollar limit under the Credit Agreement on permitted acquisitions if the Company's Senior Leverage Ratio would be less than 1.0 to 1.0 on a pro forma basis as of the last day of the fiscal quarter immediately prior to the acquisition and after giving effect to the consummation of the acquisition, and 50% of the revolving loan commitment is unused after consummation of the acquisition.

The obligations outstanding under the Credit Agreement are guaranteed by most of the Company's subsidiaries and are secured by a lien on substantially all of the assets of the Company and its subsidiaries.
The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10 to this Current Report on Form 8-K and is incorporated herein by reference.
Certain of the Lenders under the Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Company and/or its affiliates for which the Company and/or its affiliates have paid, and expect to pay, customary fees.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is filed herewith:

Exhibit No.	Description
10	First Amendment to the Third Amended and Restated Credit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: March 19, 2014	By:	/s/ Kevin S. Cavanah

Kevin S. Cavanah
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10	First Amendment to the Third Amended and Restated Credit Agreement.

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